Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 8

(to prospectus dated August 10, 2021)

Up to 19,300,751 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants

Up to 77,272,414 Shares of Class A Common Stock

Up to 8,014,500 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on April 12, 2022 (the “Current Report”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished not filed with the SEC. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 19,300,751 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 8,014,500 shares of Class A Common Stock that are issuable upon the exercise of 8,014,500 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 11,286,251 shares of Class A Common Stock that are issuable upon the exercise of 11,286,251 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 77,272,414 shares of Class A Common Stock (including up to 5,293,958 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 326,048 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 8,014,500 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Global Select Market under the symbols “HYZN” and “HYZNW,” respectively. On April 11, 2022 the closing price of our Class A Common Stock was $5.10 and the closing price for our public warrants was $1.20.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 12, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2022

Hyzon Motors Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39632	82-2726724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Quaker Meeting House Road Honeoye Falls, NY	14472
(Address of principal executive offices)	(Zip Code)

(585)-484-9337

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2022, Hyzon Motors Inc. (“Hyzon” or the “Company”) appointed Samuel Chong as the Chief Financial Officer, effective immediately. Effective as of Mr. Chong’s appointment, Mark Gordon, will no longer serve as Chief Financial Officer and will transition to a new role as senior advisor to Hyzon.

From 2021 to 2022, Mr. Chong served as the Treasurer and Head of Investor Relations for Fluence Energy, Inc., a leading global provider of grid scale energy storage products and services and artificial intelligence (AI)-enabled digital applications for renewables and storage. From 2018 to 2021, Mr. Chong served as Treasurer of Gogo Inc., the world’s largest provider of broadband connectivity services for the business aviation market. Previous to that, Mr. Chong was engaged in investment banking and proprietary investments at domestic and international financial institutions. He holds an MBA from the University of Chicago Booth School of Business and a BA in Economics from the University of Chicago.

Mr. Chong does not have a direct or indirect material interest in any transaction with the Company that requires disclosure pursuant to Item 404(a) of Regulation S-K and there is no arrangement or understanding between Mr. Chong and any other person pursuant to which Mr. Chong was selected to serve as Hyzon’s Chief Financial Officer. Mr. Chong is not related to any member of the board of directors of Hyzon or any executive officer of the Company.

In connection with his appointment as Chief Financial Officer, Hyzon entered into an employment agreement with Mr. Chong (the “Agreement”). The Agreement provides for a base salary of $450,000 and an annual target cash bonus opportunity of 70% of base salary. Subject to the approval of the Company’s board of directors, Mr. Chong will receive 300,000 restricted stock units under the Company’s 2021 Equity Incentive Plan that will vest equally over the course of four years, subject to Mr. Chong’s continued employment. Mr. Chong will be entitled to participate in Hyzon’s employee health/welfare and retirement benefit plans and programs.

Item 7.01.	Regulation FD Disclosure.

On April 12, 2022, the Company furnished a press release regarding the transition of Mr. Gordon to senior advisor and the appointment of Mr. Chong as his successor to Chief Financial Officer, described above in Item 5.02 of this Current Report on Form 8-K. The press release is attached hereto as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

The information set forth in Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated April 12, 2022, issued by the Company.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2022

HYZON MOTORS INC.

By:	/s/ Craig M. Knight
Name:	Craig M. Knight
Title:	Chief Executive Officer

3

Exhibit 99.1

News release

Hyzon Motors Appoints Samuel Chong as Chief Financial Officer

ROCHESTER, N.Y. – April 12, 2022 – Hyzon Motors Inc. (NASDAQ: HYZN), today announced that Samuel Chong has been appointed Chief Financial Officer, effective April 12, 2022. Mr. Chong will succeed Mark Gordon, who has served as Hyzon’s Chief Financial Officer since August 2020. Mr. Gordon will assist with the transition and serve as a senior advisor over the next twelve months.

Mr. Chong comes to Hyzon with significant financial executive experience in companies engaged in innovative new technologies. Most recently, Mr. Chong acted as Treasurer and Head of Investor Relations at Fluence Energy, a leading global provider of grid scale energy storage products and services and artificial intelligence (AI)-enabled digital applications for renewables and storage.

Previously, Mr. Chong was the Treasurer of Gogo Inc., which is the world’s largest provider of broadband connectivity services for the business aviation market. At Gogo, Mr. Chong helped to lead a series of debt refinancing and strategic initiatives. Prior to Gogo Inc., Mr. Chong was engaged in investment banking and proprietary investments at domestic and international financial institutions. Mr. Chong holds both a BA in Economics and an MBA from the University of Chicago.

“It is a privilege to join a global first mover and technology innovator in the rapidly evolving hydrogen mobility space. I look forward to executing on the business plan to accelerate the clean energy transition by deploying zero emission commercial vehicles as well as building out an ecosystem of renewable and affordable hydrogen,” said Mr. Chong.

“We are delighted to have Sam join the growing Hyzon team and help drive the business towards scale production and profitability. Hyzon will benefit from his significant experience in investor relations and treasury functions, combined with his investment banking background,” said Craig Knight, CEO. “In addition, we would like to thank Mark for serving as Hyzon’s CFO. He was instrumental in guiding us through the business combination with Decarbonization Plus Acquisition Corporation and thereby setting the stage for Hyzon to be a public company. His deep understanding of energy, and the future role of hydrogen, has also been an invaluable resource.”

About Hyzon

Hyzon is a global leader in fuel cell electric mobility, with US operations in the Rochester, Chicago and Detroit areas, and international operations in the Netherlands, China, Australia, and Germany. Hyzon is an energy transition accelerator and technology innovator, providing end-to-end solutions primarily for the transport sector with a focus on commercial vehicles and hydrogen supply infrastructure. Utilizing its proven and proprietary hydrogen fuel cell technology, Hyzon aims to supply zero-emission heavy duty trucks and buses to customers in North America, Europe and around the world to mitigate emissions from diesel transportation, which is one of the single largest sources of carbon emissions globally. The Company is contributing to the escalating adoption of fuel cell electric vehicles through its demonstrated technology advantage, leading fuel cell performance and history of rapid innovation. Visit www.hyzonmotors.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyzon disclaims any duty to update any forward -looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Hyzon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyzon, including risks and uncertainties described in the “Risk Factors” section of Hyzon’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 30, 2022, our Amended Registration Statement on Form S-1 filed with the SEC on April 6,2021, and other documents filed by Hyzon from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Hyzon gives no assurance that Hyzon will achieve its expectations.

Media contacts

Hyzon Motors

hyzon@kivvit.com

For investors:

Darla Rivera

Hyzon Motors Inc

IR@hyzonmotors.com

Accelerating the Energy Transition	hyzonmotors.com